Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-193635) and Form S-3 (File No. 333-200638) filed by ADMA Biologics, Inc. of our report dated March 9, 2015, on our audits of the consolidated financial statements of ADMA Biologics, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, included in this Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP

Roseland, New Jersey

March 9, 2015